Exhibit 10.66

EMPLOYMENT AGREEMENT

THIS AGREEMENT was initially made and entered into as of the 28th day of April, 2004 (the “Original Effective Date”) by and between Assured Guaranty Ltd., a Bermuda corporation, Assured Guaranty U.S. Holdings, Inc., a Delaware corporation,  Assured Guaranty Corp., a Maryland corporation (collectively referred to as the “Company”), and Robert Mills (the “Executive”); and the provisions set forth herein constitute an amendment, restatement and continuation of this Agreement as in effect immediately prior to January 1, 2009 (the “Amendment Effective Date”).

WHEREAS, the Company desires to offer employment to the Executive under the terms and conditions set forth below; and

WHEREAS, the Executive wishes to accept such employment under such terms and conditions.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive (the “Parties”) hereby agree as follows:

1. Employment

The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the term of this Agreement as set forth in Section 2 below, in the position and with the duties and responsibilities set forth in Section 3 below, and upon such other terms and conditions as are hereinafter stated.

2. Term and Place of Performance

(a) The term of the Agreement shall commence as of the date of the closing of the initial public offering of Assured Guaranty Ltd. common shares registered under the Securities Act of 1933, as amended (the “Commencement Date”) and shall continue through the close of business on third anniversary of the Commencement Date, subject to the terms and conditions of this Agreement (“Initial Term”). This Agreement shall automatically renew for a one-year term after the Initial Term, and each succeeding twelve months thereafter, unless either party gives notice in writing at least 30 days prior to the expiration of the Initial Term or succeeding one year term of its intention not to renew the Agreement. If non-renewal is at the option of Executive, it shall be treated as a Voluntary Termination. If non-renewal is at the option of Company, it shall be treated as a Termination Without Cause as that term is defined in Section 10(d) herein.

(b). The obligations of the Company under this Agreement shall be contingent upon the issuance of a work permit by the Government of Bermuda and any other permits required by the Government of Bermuda. Failure to obtain said permits shall void this Agreement, unless the Company decides Executive may perform his duties at some other location. In the event the Agreement is voided under this section, Executive shall be entitled to the benefits provided for Termination Without Cause under Section 10(d).

Once obtained, the maintenance of such permits throughout the term of this Agreement shall be a continuing condition to the Company’s obligations under this

Agreement. However, if despite the Executive’s best efforts to maintain the permits, they are terminated or revoked by the Government of Bermuda through no fault of the Executive, then (i) the Company may terminate the employment of the Executive, and in the event of such termination, the Executive shall be entitled to the benefits provided for Termination Without Cause under Section 10(d), and (ii) if, as a result of failure to maintain such permits, and the Company decides Executive may perform his duties at some other location, and the Executive promptly provides notice that he will not comply with a request for relocation, and resigns within six months of the Company’s relocation request, such resignation shall be treated as a Good Reason Resignation.

3. Positions, Duties. and Time Devoted to the Company & Its Affiliates

(a) During the term of the Agreement, the Executive shall be employed as the Chief Financial Officer of the Company, with such powers and duties normally attendant to such offices and such other duties as may be assigned to the Executive. Executive shall answer to and be subject to the direction of the Chief Executive Officer.

(b) The Executive agrees to remain in the employ of the Company during the term of this Agreement, to devote his full business time exclusively to the business affairs of the Company, and to perform his duties faithfully. Subject to the demands of his position with the Company, the Executive shall be permitted to:

(i) deliver lectures and fulfill speaking engagements; and

(ii) engage in industry, charitable and community activities; provided, however, that any expenses, such as for travel, incurred by the Executive in connection with such activities shall be for the personal account of the Executive and shall not be reimbursed by the Company, unless based on managements’ view it is done for the overall benefit of the Company in forwarding its image, business abilities or quality of staff.

4. Salary

For services rendered by the Executive to the Company during the term of this Agreement while he is employed by the Company, the Executive shall be paid a minimum annual base salary at a rate of $500,000. The annual base salary shall be paid on a monthly basis by the Company. The companies which comprise the Company as defined herein will fund the salary specified above in proportion to the percentage of time executive performs work for each company.

5. Sign-on Bonus and Moving Allowance

On or before January 30th, 2004, the Company shall pay to the Executive the sum of $750,000 (less applicable withholding) in a lump sum payment by way of sign-on bonus which shall be made only once during the term of this Agreement. If during the first 12 months of this Agreement Executive’s employment terminates either for Cause, as defined herein, or voluntarily by Executive, Executive must refund a portion of the bonus by offset of last check and direct payment of remaining balance. The amount of bonus refund by Executive shall be in an amount prorated to the portion of the first 12 months of this Agreement that Executive does not serve the Company.

The Company will reimburse the Executive for reasonable moving expenses for household goods in relocating to Bermuda. Subject to termination pursuant to section 10(a), 10(b) and 10(c), the Company will reimburse the Executive for reasonable moving expenses actually incurred to move the Executive’s household goods to the Executive’s original port of departure, or to another destination (provided that the amount reimbursed for moving to another destination will not exceed the amount required to be reimbursed if the Executive returned to the Executive’s original port of departure), provided that such reimbursement rights apply only during the period ending on the last day of the second taxable year of the Executive following the year in which the Executive’s termination of employment occurs. If the Executive has a taxable year that is other than the calendar year, then, to the extent required by Code section 409A, the term “calendar year” (when used in this Agreement) shall instead mean the Participant’s taxable year.

6. Annual Performance Incentive Plan

Subject to the terms and conditions of this Agreement, once a year during the Initial Term, Executive shall receive an annual performance incentive bonus award equal to no less than 100% of his annual base salary, plus up to an additional 40% of his annual base salary (the amount of which shall be the “Target Amount”), such amount to be determined by Company based upon Company results and performance of Executive. After the Initial Term, annual performance incentive bonus awards will be in an amount determined by the Compensation Committee of the Board of Directors and based on the performance of the Company and the Executive. Notwithstanding the foregoing, for as long as the Company continues to participate in the ACE Group short-term incentive program, Executive will be eligible to participate in such plan, pursuant to its terms, as may be in effect from time to time .

7. Long-Term Incentive Awards

(a) Sign-on Equity Award —  When Assured Guaranty Limited issues shares of publicly traded stock, Executive will be granted an award of 120,000 restricted ordinary shares of AGL stock that will vest 25% annually over a four year period with the first quarter vesting starting one year after the date of the award . When AGL issues shares of publicly traded stock, Executive will also be granted an award of an option to purchase at the IPO price 240,000 shares of AGL stock. These shares and options will be subject the terms and conditions that will be set forth in the AGL Long-Term Incentive Plan (“LTIP”). The current projected target share value for the IPO AGL shares is $20. Upon vesting or exercise of stock options, the shares will be registered in the United States with the SEC and appropriate states and will be freely tradable.

(b) Annual Long-Term Incentive Awards—After AGL issues shares of publicly traded stock, Executive will participate in the LTIP. If the Company determines that it has made a profit during any year of the Initial Term, the value of any Long-Term Incentive award made to Executive for that year will be no less than the amount of his annual base salary. The “target award” for the Initial Term will be

40,000 restricted shares of AGL stock and an option to purchase 80,000 shares of AGL stock. Subsequent to the Initial Term, the amount of any award made to Executive under Long-Term Incentive Plan will be based on the profitability of the AGL and Executive’s performance and will be subject to the discretion of the Compensation Committee of the AGL’s Board of Directors. All Long-Term Incentive awards will be subject to the terms and conditions of the LTIP.

If the AGL IPO does not occur or is delayed, and as a result the AGL cannot make the Annual Long-Term Incentive Awards referenced in this subsection (b),  then the Company will instead give the Executive cash, restricted ordinary shares of ACE Limited stock, a restricted option to purchase shares of ACE Limited stock, or any combination thereof, the aggregate of which equals Executive’s annual base salary as of the time the award is to be made. The Company will decide the components of the substitute award.

Moreover, for as long as the Company remains majority owned subsidiary of  ACE Limited  and the Company continues to participate in the ACE Limited Long —Term Incentive Plan, Executive will be eligible to participate in the ACE Limited Long-Term Incentive Plan, pursuant to its terms, as may be in effect from time to time .

(c) Retirement—If Executive retires at age 55 or older from Company and has at least three years of service with the Company,   any restricted shares of Company ordinary stock and options to purchase shares of Company stock held by Executive upon retirement will continue to vest in accordance with the schedules set forth in the award grants, will be exercisable until the expiration of their original term, and will otherwise be subject to the provisions of the applicable Company long-term incentive plan.

(d) Other-  Nothing in this Agreement shall be construed to require the Company or any other person to take steps or not take steps (including, without limitation, the giving or withholding of consents) that would result in a Change in Control or an initial public offering of Company’s securities. In addition, restricted stock grant awards and stock option agreements presented to Executive under the LTIP shall not be inconsistent with the terms of this Agreement and to the extent that such awards or grants include terms that are not addressed in this Agreement the terms of said awards and grants shall apply in full force and effect.

8. Employee Benefits

(a) During the term of his employment, the Executive shall be entitled to participate in the Company’s retirement plan, supplemental retirement plan, hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan, and such other employee benefits programs consistent with such benefits offered currently to senior executives of ACE , subject to satisfaction of all eligibility requirements of general applicability and all other terms and conditions of the plans.

(b) The Executive shall be entitled to five weeks of vacation in a full calendar year. Unused vacation days shall expire as of the last day of each one year period and may not be accumulated, carried forward or redeemed for other compensation.

(c) Notwithstanding the foregoing, for as long as the Company continues to participate in the existing employee benefit plans,  Executive shall continue to be able to participate in such plans, pursuant to their terms, as may be in effect from time to time .

(d) The companies which comprise the Company as defined herein will fund the benefits specified above in proportion to the percentage of time executive performs work for each company.

9. Business Expense Reimbursement. Accommodation. Other Perquisites

(a) During the term his employment, the Executive shall be entitled to be reimbursed by Company for all reasonable out-of-pocket travel and entertainment expenses incurred by him in performing services under this Agreement, provided that the Executive submits reasonable documentation with respect to such expenses.

(b) During the term of the Executive’s employment, the Company will reimburse the Executive up to a maximum of an amount to be established by the AGL Compensation Committee in respect of the cost of suitable living accommodation in Bermuda. In the event that the Executive chooses to purchase a residence in Bermuda, the Company will reimburse him only for the fair market rental value of said residence to a maximum an amount to be established by the AGL Compensation Committee, which amount shall be reviewed from time to time in accordance with authorization from the Compensation Committee of the Board of Directors.

(c) During the term of the Executive’s employment, the Company will reimburse the Executive and/or his immediate family for up to a total of sixteen round trip tourist class airfares per year between Bermuda and an East Coast port of entry to the United States of America upon submission of reasonable documentation that the fares were incurred.

(d) The Executive shall be entitled to reimbursement for initiation fees and annual dues at a club of his selection in Bermuda.

(e) During the term of his employment, Executive shall be entitled to reimbursement for the reasonable cost of any tax preparation service and financial planning.

(f) The Executive shall be indemnified by the Company in accordance with its Articles of Incorporation,

(g) The Executive shall be entitled to reimbursement for any tax consequences arising specifically by his relocation to Bermuda for employment purposes, any travel to and from company offices, and any subsequent relocation to the U.S. or elsewhere as mentioned in Paragraph 5.

(h) Executive will be eligible to participate in the Executive automobile program.

(i) This Agreement includes the Gross —Up provisions set forth  in attachment A hereto which are incorporated herein by reference.

(j) Payment of reimbursement amounts (including, without limitation, payments under paragraph (f) above (relating to indemnification) and the provision of in-kind benefits by the Company under this Agreement that constitute Deferred Compensation shall be subject to the following:

(i) Such reimbursements shall be made promptly after the Executive submits reasonable evidence of having incurred the amounts subject to reimbursement, provided that the Executive is required to provide such evidence no later than October 31 of the calendar year following the year in which such expenses are incurred (or such earlier date that is generally applicable, or such later date, established by the Company that is not later than the end of the calendar year following the year in which such expenses are incurred), and shall be paid by the Company not later than the last day of the calendar year following the year in which such expenses are incurred.

(ii) To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Code section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) To the extent that the Executive is eligible for reimbursement of tax liability with respect to taxes paid by the Executive, such reimbursement shall be made no later than the end of the calendar year following the calendar year in which the taxes are remitted to the taxing authority.

(iv) The Executive’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10. Termination of Employment

(a) Termination Due to Death.

In the event of the Executive’s death during the term of his employment hereunder, the estate or other legal representative of the Executive shall be entitled to.

(i)           continuation of the Executive’s annual base salary provided in Section 4 above through the last day of the month in which the Executive dies;

(ii)        any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s death.

(b) Termination Due to Disability.

In the event the Executive’s employment by the Company is terminated because he is adjudged by the Compensation Committee to be disabled within the meaning of the Company’s long-term disability plan, the Executive shall be entitled to:

(i) continuation of the annual base salary provided in Section 4 above through the last day of the month in which the Executive’s employment with the Company terminates due to disability;

(ii) any rights and benefits available under any employee benefits plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices as in effect on the date of the Executive’s termination of employment.

(c) Termination by the Company for Cause.

(i) The employment of the Executive under this Agreement may be terminated by the Company for Cause. For purposes of this Agreement, “Cause” shall mean;

(A) conviction or admission of guilt by the Executive of a felony involving moral turpitude;

(B) violations of Section 11 or 12 of this Agreement; or

(C) the Executive, in carrying out his duties, has been guilty of (1) a willful, serious, and continued failure to perform his duties, (2) willful and serious misconduct or (3) a willful and material breach of the Company Code of Conduct; provided, however, that any act, or failure to act, by the Executive shall not constitute Cause for purposes of this Section 10(c)(i)(c) if such act or failure to act, was committed, or omitted, by the Executive in good faith and in a manner he reasonably believed to be in the best interests of the Company.

(ii) In the event of a termination of the Executive’s employment for Cause under Section 10(c)(i) above, the Executive shall be entitled only to:

(a) continuation of the annual base salary provided in Section 4 above through the date on which termination for Cause occurs; and

(b) any other rights and benefits, if any, available under employee benefit plans, policies, and practices of the Company, determined in accordance with the applicable terms and provisions of such plans, policies, and practices, as in effect on the date of his termination of employment.

(d) Termination Without Cause

(i) Anything in this Agreement to the contrary notwithstanding, the Executive’s employment may be Terminated Without Cause as provided in this Section 10(d). Termination Without Cause shall mean either (1) a termination of the Executive’s employment by the Company, (other than a termination due to death as described in Section 10(a) above, disability as described in Section 10(b) above, or a Termination For Cause as described in Section 10(c) above); or (2) a termination due to Good Reason Resignation as defined as follows:. Good Reason Resignation shall mean termination of employment that is voluntary on the part of the Executive but is due to:  (i) a significant reduction of the Executive’s responsibilities, title or status resulting from a  change in such title or status, or from the assignment to the Executive of any duties inconsistent with his title, duties, or responsibilities; or  (ii) a reduction in the Executive’s salary, bonus potential, or a material  reduction of benefits; but only if the conditions described in clause (i) or (ii) constitute a material negative change to the Executive in the service relationship, as that phrase is used in Treas. Reg. §1.409A-1(n)(2)(i).

(ii) In the event there is a Termination Without Cause of the Executive’s employment, the Executive shall be entitled to:

(A) continuation of the annual base salary provided in Section 4 above until the date which is twenty-four months after the last day of the month in which such termination occurs (“Payment Period”); provided, however, that payments pursuant to this Section 10(d)(ii)(A) are subject to the provisions of Section 13 and provided, however, that any payments made with respect to any month by the Company under paragraphs 4, 6, 7, 8(b) herein after Executive’s termination of employment will reduce by an equal amount any payments to be made hereunder as salary continuation for that month;

(B) continuation of coverage under the employee benefit plans of the Company in which the Executive was participating at the time of his termination of employment for the period of salary continuation under Section 10(d)(A) above; provided, however, that (1) except as required by applicable law, any such continued coverage shall terminate upon the subsequent full-time employment of the Executive, and (2) if the  company is unable to continue such coverage, then they shall provide the Executive with economically equivalent employee benefits to the extent such benefits are reasonably available.

(iii) At the discretion of the Compensation Committee, to the extent that amounts payable under Section 10(d)(ii)(A) are not Deferred Compensation, the present value of any amounts payable under Section 10(d)(ii)(A) to the Executive may be paid to the Executive in a lump sum. The interest rate used in determining the present value shall be the interest rate on one-year United States Treasury Bills at the auction of such instruments nearest in time to the date of the Executive’s termination of employment under this Section 10(d). Any such lump sum payment by the Company to the Executive shall not affect the obligation of the Company as otherwise provided in Section 10(d)(ii)(B) above to provide continuation coverage under the employee benefit plans.

(iv) During the Payment Period, Executive shall make a good faith effort to seek other employment. If Executive attains other employment during the Payment Period, he shall so notify Company and any compensation paid to Executive by his new employer shall reduce, by an equivalent amount, the  payments required to be made under Section 10(d)(ii)(A).

(v) The obligation of the Company to make or provide the payments and benefits set forth in this Section 10(d) shall be strictly conditioned on the Executive executing and returning to the Company a general release and waiver of all claims against the Company in the form as submitted by the Company, and on such release being returned and becoming irrevocable not later than the 15th day of the third calendar month following the Executive’s termination of employment (or such later time as may be permitted by the Company); provided that to the extent benefits provided pursuant to this Section 10(d) would constitute Deferred Compensation, such benefits shall be paid to the Executive only if the release is returned within 60 days after the Executive’s termination of employment; and further provided that with respect to amounts payable under Section 10(d)(ii)(A) that are Deferred Compensation, any such payment shall be made on the later of (I) the 15th day of the third calendar month following the Executive’s termination of employment, and (II) the date payment of such amounts that would otherwise have been due absent the provisions of clause (I) above; and further provided that amounts delayed pursuant to clause (I) shall be accumulated without interest paid on the date determined in accordance with such clause (I).

(vi) If there is a Termination Without Cause during the first year of the Initial Term, the subject to the provisions of this Agreement, Executive will receive the amounts payable under Section 10(d)(ii)(A) and (B) plus  any remaining but unpaid salary or contract benefits due him for the first year of the Initial Term.

(vii)  Any shares of restricted Company stock and options to purchase ordinary shares of Company stock held by Executive will continue to vest in accordance with the terms of the awards for the period of time which includes the completion of this Contract and any subsequent Payment Period as set forth in Section 10(d)(ii)(A).

(e) Voluntary Termination by the Executive

The Executive may voluntarily terminate his employment with the Company at any time prior to the expiration of the term of this Agreement. Such termination shall constitute a voluntary termination and, in such event, the Executive shall be limited to the same rights and benefits as applicable to the termination for Cause, as described in Section 10(c) above.

(f) Change in Control

In the event of a Change in Control (as defined below) all stock based awards in which the Executive is not yet vested shall become fully vested and stock options shall be exercisable for their term. In addition, the Executive may resign for any reason at any time during the twelve month period following a Change in Control (as defined below) and receive the same salary continuation, bonus eligibility and benefits as if the Executive were Terminated Without Cause pursuant to Section 10(d) of this Agreement. The term Change in Control shall be as defined in the Company’s long-term incentive plan as of the date hereof, a copy of which is attached hereto as Exhibit A.  The following shall not constitute a Change in Control for purposes of the equity awards provided for under Section 7 of this Agreement:  (i) an initial public offering of the Company’s securities pursuant to an effectively filed registration statement, nor (ii) the first acquisition of the voting securities of the Company, which occurs prior to an IPO of the Company’s securities and which, absent this provision, would constitute a Change in Control pursuant to the Company’s Long-term incentive plan (defining a Change in Control with respect to the acquisition of voting securities of the Company) (a “Sale”).

(g) Resignation Upon Termination

At the time of termination of employment for any reason, the Executive agrees at the request of the Company to resign from any position he holds as a Director (or other similar position) of the Company and any Affiliates, unless other explicit arrangements are agreed upon between the Executive and the Company.

(h)  Termination of Employment

References in this Agreement to the Executive’s termination of employment (including references to the Executive’s employment termination, and to the Executive terminating employment) shall mean the Executive ceasing to be employed by the Company and the Affiliates, subject to the following:

(i)  The employment relationship will be deemed to have ended at the time the Executive and his or her employer reasonably anticipate that a level of bona fide services the Executive would perform for the Company and the Affiliates after such date (whether as an employee or independent contractor, but not as a director) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Executive has performed services for the Company and the Affiliates for less than 36 months). In the absence of an expectation that the Executive will perform at the above-described level, the date of termination of employment will not be delayed solely by reason of the Executive continuing to be on the Company’s and the Affiliates’ payroll after such date.

(ii)  The employment relationship will be treated as continuing intact while the Executive is on a bona fide leave of absence (determined in accordance with Treas. Reg. §1.409A-1(h)).

(iii)  The determination of the Executive’s termination of employment by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv)  The term “Affiliates” means all persons with whom the Company is considered to be a single employer under section 414 (b) of the Code and all persons with whom the Company would be considered a single employer under section 414 (c) of the Code.

(i)  Deferred Compensation Restrictions

If the Executive is a Specified Employee at the time of termination of employment, payments of benefits under this Agreement that constitute Deferred Compensation may not be paid before the date that is six months after the date of termination of employment or, if earlier, the date of death of the Executive. At the end of the six-month period described in the preceding sentence, amounts that could not be paid by reason of the limitation in this paragraph (i) shall be paid on the first day of the seventh month following the date of termination of employment. For purposes of this Agreement, the term “Specified Employee” shall be defined in accordance with Treas. Reg. §1.409A-1(i) and such rules as may be established by the Chief Executive Officer of the Company or his or her delegate from time to time. For purposes of this Agreement, the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1 (and excludes, among other things, certain amounts not treated as providing for the deferral of compensation pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), which provides for the exclusion of certain separation payments which are less than $450,000, subject to certain other provisions and restrictions).

11. Noncompetition

During the term of the Executive’s employment and for a period of 12 months following the termination of his employment for any reason other than a Termination Without Cause, the Executive shall not, directly or indirectly, whether as an employee, consultant, partner, principal, agent, distributor, representative, stockholder (except as a less than one percent stockholder of a publicly traded company or a less than five percent stockholder of a privately held company) or otherwise, engage, within the United States, Bermuda, or the Cayman Islands, if such activities involve insurance or reinsurance of United States based entities or risks that are competitive with the financial guaranty insurance business then being conducted by the Company and which, during the period covered by the Executive’s employment, were  conducted by the Company,  by the Company. For as long as the above described restrictions on competition apply, the Executive shall not hire any employee or former employee of the Company or any present or former affiliate company of the Company nor encourage any employee of the Company to leave the employ of the Company. This section will not be in effect after the Executive’s termination of employment, subject to the following:

(i)  The Company may, at its option, by notice to the Executive provided to the Executive not later than 10 days after the termination of employment, agree to continue to pay the Executive’s base salary for the period that ends at the earlier of (A) the one year anniversary of the Executive’s termination or resignation from employment for any reason or (B) the last date on which amounts could be paid and satisfy the short-term deferral exception to treatment of such payments as Deferred Compensation (as provided in Treas. Reg. §1.409A-1(b)(4)), and the restrictions of this Section shall remain in effect during the period as to which those payments are made. The Company’s election to make the payments under this paragraph (i) shall apply to not less than the entire period set forth in the preceding sentence, except with the consent of the Executive.

(ii) If the Company elects to make payments in accordance with paragraph (i) above, and such period ends earlier than one-year anniversary of the date of termination, then the Company may, by notice to the Executive during the first 15 days of the taxable year following the taxable year in which the Executive’s termination of employment occurs, elect to continue to make such payments for the remainder of the period ending on the one-year anniversary of the termination date, and the restrictions of this Section shall remain in effect during the remainder of such one-year period. The Company’s election to make the payments under this paragraph (ii) shall apply to not less than the entire period set forth in the preceding sentence, except with the consent of the Executive.

12. Confidential Information

The Executive covenants that he shall not, without the prior written consent of the Chief Executive Officer use, or disclose to any person (other than an employee of either of the Company, or other person to whom disclosure is necessary to the performance by the Executive of his duties in the employ of the Company) any confidential or proprietary information about the Company or their business, unless and until such information has become known to the public generally (other than as a result of unauthorized disclosure by the Executive). The foregoing covenants by the Executive shall be without limitation as to time and geographic applications.

13. Remedy for Violation of Noncompetition or Confidential Information Provisions

Without intending to limit the remedies available to the Company for the breach of any of the Executive’s covenants in Sections 11 and 12, the Executive acknowledges and agrees that damages at law are an insufficient remedy for the Company and that, accordingly, the Company shall be entitled to apply for and obtain injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach, or otherwise specifically enforce, any or all of said covenants. The Parties acknowledge that each of the covenants contained in Sections 11 and 12 is an essential element of this Agreement. If any covenant or term of Section 11 or 12 or any portion thereof of this Section 13, is determined to be invalid or unenforceable in any instance, such determination shall not prevent the reassertion thereof with respect of any other breach or violation. If, in any proceeding, a court (or other tribunal) refuses to enforce the covenants contained in Section 11 or 12 or this Section 13 because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed amended to the extent (but only to the extent) required by law to permit its enforceability hereunder. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Executive’s employment is terminated without Cause (as defined in Section 10(d)(i)) and the Court determines that the Executive has violated Section 11 or 12 of this Agreement, then the Companies shall be entitled to discontinue any payments or benefits that would otherwise be provided under Section 10(d) and the Executive shall forfeit his rights to the same.

14. Withholding

Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine they are required to withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in their sole discretion, accept other provision for payment of taxes as required by law, provided they are satisfied that all requirements of law affecting their responsibilities to withholding such taxes have been satisfied.

15. Arbitration of All Disputes

Subject to the provisions of Section 15, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City of Hamilton in accordance with the law of Bermuda by three arbitrators appointed by the Parties. If the Parties cannot agree on the appointment of the arbitrators, one shall be appointed by the Company and one by the Executive and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Justice of the Supreme Court of Bermuda. The arbitration shall be conducted in accordance with the rules of the Arbitration Act, 1986, as amended, except with respect to the selection of the arbitrators which shall be as provided in this Section 15. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and any expenses relating to the arbitration (other than the Parties’ own legal fees and expenses) shall be shared equally by the parties.

16. Entire Agreement

This Agreement as in effect as of the Amendment Effective Date contains the entire agreement between the Parties concerning the subject matter hereof and supercedes all prior agreements, undertakings, discussions, negotiations, and undertakings, whether written or oral, between the Company and the Executive with respect thereto, including, but not limited to the version of this Agreement entered into as of the Original Effective Date and as in effect immediately prior to the Amendment Effective Date.

17. Assignability; Binding Nature

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, and assigns. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive, other than his rights to receive salary and bonuses hereunder which may be transferred by will or operation of law subject to the limitations of this Agreement. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that that assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations, and duties of the Company as contained in this Agreement, either contractually or as a matter of law.

18. Amendment or Waiver

No provision in this Agreement may be amended or waived unless such amendment or waiver is (1) agreed to in writing, and (2) the agreement is signed by the Executive and by authorized officers. No waiver by any party hereto of any breach by any other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

19. Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below to such changed address of which such party may subsequently by similar process give notice:

If to the Company:                     Attention CEO

Assured Guaranty Ltd.

30 Woodbourne Ave

Hamilton, Bermuda

If to the Executive:                     Mr. Robert Mills

17 Great Hills Road

New Hope, Pa  18930

20. Severability

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

21. Survivorship

The respective rights and obligations of the parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. References

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative. All statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States of America.

23. Governing-Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Bermuda, without reference to the principles of conflict of laws of any jurisdiction.

24. Headings

The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25. Counterparts

This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Executive has signed this Agreement on the date set forth below and, on behalf of the Company, the undersigned officer of the Company has executed this Agreement pursuant to the authority delegated to him by resolutions of the Compensation Committee of the Board of Directors on August 8, 2007.

Assured Guaranty Ltd., Assured Guaranty Corp., Assured Guaranty U.S. Holdings, Inc.

Date: , 2008	By:
James Michener

Their General Counsel

Date: , 2008
Robert Mills

EXHIBIT A
Gross-Up Provisions

(a)  Anything in this Agreement to the contrary notwithstanding, except for paragraph (b) below, in the event it shall be determined that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, any person whose actions result in a change of ownership or effective control of the Company covered by Section 280G of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control of the Company (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)  Notwithstanding the provisions of paragraph (a) above, if it shall be determined that the Executive would otherwise be entitled to the Gross-Up Payment, but the value of all Payments do not exceed 310% of the Executive’s “base amount,” within the meaning of Section 280G of the Code, then no Gross-Up Payment shall be made to the Executive and the amounts payable under this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be reduced so that the value of all Payments, in the aggregate, equals the Safe Harbor Amount. The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G of the Code. The reduction in accordance with this paragraph (b) shall be made in the following order:

(i)  First, by reducing the cash amounts of Payments (excluding coverage under a hospitalization plan, major medical plan, dental plan, group-term life insurance plan, accidental death and dismemberment plan (“welfare benefits”) that would not constitute Deferred Compensation (with the Payments subject to such reduction to be determined by the Company), to the extent necessary to decrease the Payments to the Base Amount.

(ii)  Next, if after the reduction to zero of the amounts described in paragraph (i) above, the remaining scheduled Payments are greater than the Base Amount, then by reducing the cash amounts of Payments (excluding welfare benefits) that constitute Deferred Compensation, with the reductions to be applied first to the Payments scheduled for the latest distribution date, and then applied to distributions scheduled for progressively earlier distribution dates, to the extent necessary to decrease the Payments to the Base Amount.

As a result of uncertainty in the application of Section 280G of the Code at the time of any initial determination by the Accounting Firm (as described in paragraph (c) below), it is possible that Payments will have been paid or distributed by the Company which should not be so paid or distributed (“Overpayment”) or that additional Payments which were not paid or distributed by the Company could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the amount due hereunder. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company promptly upon receiving notice of such Overpayment together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Executive to the Company (or if paid by the Executive to the Company shall be returned to the Executive) if and to the extent such payment would not reduce the amount which is nondeductible under Section 280G of the Code or which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(c)  Subject to the provisions of paragraph (d) below, all determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment, or whether a reduction in Payments is required under paragraph (b) above is required, and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be jointly selected by the Company and the Executive and shall not, during the two years preceding the date of its selection, have acted in any way on behalf of the Company or its affiliated companies. If the Company and the Executive cannot agree on the firm to serve as the Accounting Firm, then the Company and the Executive shall each select a nationally recognized accounting firm and those two firms shall jointly select a nationally recognized accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the

Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (a “Gross-Up Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (d) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Underpayment that has occurred and any such Gross-Up Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(d)  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he or she gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this paragraph (d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided the Executive shall not be required by the Company to agree to any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due unless such extension is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(e)  If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of paragraph (d) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (d) above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(f)  If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and the Executive were required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination. If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. If the redetermination of the Excise Tax results in a reduction of the Excise Tax, the Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid. If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of paragraph (d) above relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by the Executive, participation by the Company in the proceedings and indemnification by the Company. Upon receipt of any such refund, the Executive shall promptly pay the amount of such refund to the Company. If the amount of the income taxes otherwise payable by the Executive in respect of the year in which the Executive makes such payment to the Company is reduced as a result of such payment, the Executive shall, no later than the filing of his income tax return in respect of such year, pay the amount of such tax benefit to the Company. In the event there is a subsequent redetermination of the Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to the Executive the amount of such reduction. If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount. The Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him or her as a result of paying to the Company the amount of the initial tax benefit.